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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-89862) and related Prospectus of Jarden Corporation and Subsidiaries (formerly Alltrista Corporation and Subsidiaries) for the registration of 9 3/4% Senior
Subordinated Notes due 2012 and to the incorporation by reference therein of our report dated January 23, 2002 (except for Note 19, as to which the date is March 27, 2002 and Note 4, as to which the date is October 14, 2002), with respect to the consolidated financial statements and schedule of Alltrista Corporation and Subsidiaries included in its Annual Report (Form 10-K/A) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.




                                        /s/ ERNST & YOUNG LLP


New York, New York
October 15, 2002